Exhibit 99.1

Charlie’s Holdings Appoints Edward Carmines, Ph.D., Accomplished Scientist and PMTA Expert, to Board of Directors

Carmines has submitted hundreds of PMTAs to the FDA and spearheaded the successful MRTPA submitted by 22nd Century Group (NASDAQ: XXII) that won an FDA marketing order in December 2021.

COSTA MESA, CA – March 2, 2022 – Accesswire – Charlie’s Holdings, Inc. (OTCQB: CHUC) (“Charlie’s” or the “Company”), an industry leader in the premium, nicotine-based, e-cigarette space, today announced the appointment of Edward Carmines, Ph.D., to its Board of Directors. Dr. Carmines is an accomplished scientist and regulatory affairs expert with extensive experience working with the Center for Tobacco Products at the U.S. Food and Drug Administration (“FDA”). In addition to an extraordinary record of success with Premarket Tobacco Applications (“PMTAs”), Modified Risk Tobacco Product Applications (“MRTPAs”), and Substantial Equivalence and Exemptions Requests with the FDA, Dr. Carmines maintains collaborative relationships with tobacco industry executives and public health advocates around the globe.

“At a time when the FDA has issued hundreds of Marketing Denial Orders for more than one million non-tobacco flavored electronic nicotine delivery system products, and Refuse-to-File letters for approximately 4.5 million other products, we are very fortunate to welcome Ed Carmines to Charlie’s Board of Directors. Having successfully navigated the FDA’s Substantial Equivalence, PMTA and MRTP regulatory pathways for literally hundreds of products, Ed Carmines is a world-renowned expert in the technical aspects of all types of e-cigarettes, oral tobacco, tobacco-free products, cigars, and cigarettes,” explained Ryan Stump, Charlie’s Chief Operating Officer and Director. “Overlaying Ed Carmines’ skills and experience with Charlie’s existing PMTAs – that are among the most comprehensive in the entire industry and remain in ‘substantive review’ with the FDA – we believe our Company’s submissions will ultimately be recognized by the FDA as both distinguished and suitable for approval.”

Jeff Fox, independent Director of Charlie’s Holdings, commented, “Ed has an uncanny ability to understand complex scientific problems and to develop business-relevant solutions. He was the lead scientist and primary architect behind 22nd Century Group’s VLN® reduced nicotine content cigarettes, which, in December 2021, became only the third product in history to be granted a MRTP marketing order by the FDA. We look forward to benefiting from Ed’s scientific leadership as Charlie’s pushes forward with both the Company’s existing PMTAs and intellectual property-related special projects that we believe could represent an important part of Charlie’s sales and profits in the years to come.”

Dr. Carmines is currently Chief Scientific Officer of Chemular, Inc., where he designs and directs scientific and regulatory programs for PMTAs for a host of contract clients across a wide range of tobacco product categories. He also currently serves as an Advisory Board Member of Sparq Life, Inc, focusing on the science of inhalation of non-tobacco products, and Principal for Carmines Consulting, LLC, where Dr. Carmines consults to the regulated tobacco industry in the field of toxicology and regulatory affairs. Previously, Dr. Carmines managed the safety of novel and oral tobacco products as a scientist with R.J. Reynolds Tobacco Co. From 1996-2009, Dr. Carmines served as a principal scientist for Philip Morris USA (Altria Client Services, Inc.), where he developed guidelines for safely testing cigarette ingredients and components based on the FDA Red Book. Dr. Carmines received a B.S. degree in Chemistry and a Ph.D. degree in Toxicology from the Medical College of Virginia (Virginia Commonwealth University).

About Charlie’s Holdings, Inc.

Charlie's Holdings, Inc. (OTCQB: CHUC) is an industry leader in the premium, nicotine-based, vapor products space. The Company's products are sold around the world to select distributors, specialty retailers, and third-party online resellers through subsidiary companies Charlie's Chalk Dust, LLC and Don Polly, LLC. Charlie's Chalk Dust, LLC has developed an extensive portfolio of brand styles, flavor profiles, and innovative product formats. Don Polly, LLC creates innovative hemp-derived products and brands.

For additional information, please visit our corporate website at: CharliesHoldings.com and our branded online websites: CharliesChalkDust.com, PachamamaCBD.com, and Pacha.co.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the Company's overall business, existing and anticipated markets and expectations regarding future sales and expenses. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ongoing ability to quote its shares on the OTCQB; whether the Company will meet the requirements to uplist onto a national securities exchange in the future; the Company’s ability to successfully increase sales and enter new markets; whether the Company’s PMTA’s will be approved by the FDA, and the FDA’s decisions with respect to the Company’s future PMTA’s; the Company's ability to manufacture and produce products for its customers; the Company's ability to formulate new products; the acceptance of existing and future products; the complexity, expense and time associated with compliance with government rules and regulations affecting nicotine and products containing cannabidiol; litigation risks from the use of the Company's products; risks of government regulations; the impact of competitive products; and the Company's ability to maintain and enhance its brand, as well as other risk factors included in the Company's most recent quarterly report on Form 10-Q, annual report on Form 10-K, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investors Contact:

IR@charliesholdings.com

Phone:  949-570-0691